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                                                                   EXHIBIT 10.64

                              GALEY & LORD, INC.

                             Employment Agreement

     This Agreement between GALEY & LORD, INC., a Delaware Corporation (the "Corporation"), and JOHN J. HELDRICH, JR. (the "Executive") shall be effective as of October 1, 2000.

     The Corporation and the Executive agree to the following:

     1. The Corporation agrees to employ the Executive in an executive position, subject to the discretion of the Board of Directors of the Corporation (the "Board"), under the terms set forth below.

     2. (a) The term of this Agreement begins October 1, 2000 and continues for three years, unless earlier terminated under the provisions of Paragraph 10 of this Agreement or by Notice by the Executive or the Corporation.

          (b) On October 1, 2001 and each succeeding October 1, the term shall automatically be extended for an additional one-year period, such that the total term remains three years at all times, unless, no later than 30 days prior to such anniversary, either party shall give written Notice to the other that the term shall not be extended further.

     3. Executive agrees to serve the Corporation faithfully, and to the best of his ability, under the direction of the Board, devoting his entire time, energy and skill during regular business hours performing the duties assigned by the Board.

     4. The Corporation agrees to pay the Executive a salary for his services at the annual rate (the "Annual Rate") of Four Hundred Fifty Thousand Dollars ($450,000) per annum,
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payable in equal monthly installments in accordance with the general practice of the Corporation for salaried employees. The Annual Rate may be, but is not guaranteed to be, increased during the term of this Agreement.

     5. Executive will participate in the Incentive Plan (the "IP"). The Corporation may from time to time pay additional incentive compensation, under the IP, when and if authorized by the Board or the appropriate committee of the Board. Payments under the program are not guaranteed.

     6. The Corporation may provide deferred compensation through its unfunded Deferred Compensation Plan (the "DCP"). Executive will participate in the DCP according to its terms.

     7. The Corporation has established a Supplemental Executive Retirement Plan (the "SERP") to provide retirement benefits in addition to the benefits payable under the Corporation's Retirement Plan. Executive will participate in the SERP subject to its terms.

     8. The Corporation may from time to time grant stock options under its Stock Option Plan then in effect (the "SOP"). Executive will participate in the SOP, at the discretion of the Board, subject to its terms.

     9. Executive acknowledges that this Agreement does not constitute a guarantee of employment during the specified term.

     10. The Corporation may in its sole discretion at any time terminate Executive's employment under this Agreement, whether for Cause (as defined in clause (b) of paragraph 14) or without Cause.

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          (a)  In the event that the Executive is involuntary terminated without
Cause, or the Executive terminates employment for Good Reason (as defined in clause (d) of paragraph 14), Executive shall receive, as soon as practicable following such termination:

               (i) salary accrued through the date of termination at the Annual Rate;

               (ii) the balance held in his deferred compensation account in the DCP at the date of termination;

               (iii) the accrued value of Executive's SERP assuming employment through the end of this Agreement, as illustrated in the Exhibit;
                                                                        -------
               and

               (iv) the greater of (A) the benefit provided by the Corporation's Severance Policy or (B) salary continuation at the Annual Rate and continuation of Bonus Equivalents for the time remaining in this Agreement.

          (b) In the event that the Executive is involuntary terminated without Cause, or the Executive terminates employment for Good Reason, all unvested stock options held by Executive will immediately vest, and shall be exercisable in accordance with the provisions in the SOP and Executive's stock option agreements executed pursuant thereto.

          (c) In the event that the Executive is involuntary terminated without Cause, or the Executive terminates employment for Good Reason, the Executive shall continue for the remainder of the term of this Agreement to participate in, or the Corporation shall fund substantially equivalent subsidized benefits, under the welfare and benefits plan of the Corporation. Executive's rights under this clause (c) shall cease when Executive commences

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employment and obtains coverage under other plans on a substantially similar basis to those of the Corporation.

          (d) If terminated for Cause, Executive is entitled to his salary accrued through the date of termination at the Annual Rate.

     11. In consideration of this Agreement, Executive agrees to the following for the period covered by this Agreement:

          (a) Executive agrees that he will not directly or indirectly render services to, or become employed by, or consult with, or engage in any business materially competitive with any of the businesses of the Corporation and its subsidiary companies (Executive hereby acknowledges that Executive has had access to, in his executive capacity, material information about all of the Corporation's businesses) without first obtaining the written consent of the Corporation;

          (b) Executive agrees that he will not directly or indirectly solicit any active employees of the Corporation or its subsidiary companies;

          (c) Executive agrees that both during and after his employment hereunder, he will abide by the Corporation's Confidentiality Agreement; and

          (d) Executive agrees that both during and after his employment hereunder, he will in no way disparage the Corporation or its subsidiary companies or employees;

     12. All reasonable legal fees paid or incurred by Executive pursuant to any dispute or questions of interpretation relating to this Agreement shall be paid or reimbursed by the Corporation if the Executive prevails in such dispute in whole or in part.

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     13.  This Agreement shall be binding upon, and shall inure to, the benefit of the Corporation and its successors and assigns. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. For purposes of this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid.

     14. The following capitalized terms used in this Agreement shall have the meanings set forth below:

          (a) "Bonus Equivalent" means the highest annual bonus paid under the Corporation's Annual Incentive Plan over the three-year period directly preceding termination.

          (b) A termination for "Cause" means a termination of employment with the Corporation or any of its subsidiary companies, which as determined by the Corporation, is by reason of (i) the commission by the Executive of a felony or a perpetration by the Executive of a dishonest act, material misrepresentation or common law fraud against the Corporation or any subsidiary, joint venture or other affiliate thereof, (ii) any other act or omission which is injurious to the financial condition or business reputation of the Corporation or any subsidiary, joint venture or other affiliate thereof, or (iii) the willful failure or refusal of the Executive to substantially perform the material duties of the Executive's position with the Corporation or any of the Corporation's subsidiaries, joint venture or other affiliates.

          (c) "Confidentiality Agreement" is the Corporation's official policy signed by Executive and on file in the Corporation's office.

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          (d)  "Good Reason" means (i) a failure to promptly pay compensation due and payable to the Executive in connection with his employment, (ii) a reduction in Executive's level of compensation, including participation in benefit and incentive plans, (other than changes to incentive or benefit plans affecting all executives) of the Corporation in a similar manner, (iii) unless agreed to by the Executive, the assignment to the Executive of duties inconsistent with the Executive's position as such duties were immediately prior to such assignment which results in a diminution of such position, authority, duties or responsibilities, (iv) unless agreed to by the Executive the assignment of the Executive to an office location that would require the Executive to relocate, or (v) a change in the employment requirements of the Executive which, in the view of the Board, subjects the Executive to unfair circumstances.

          (e) "Notice" means notification, by one party of this Agreement to the other, to voluntarily terminate this Agreement. For the purposes of this Agreement, Notices and all other communication provided for herein shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered by hand, (ii) on the date of transmission, if delivered by facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the third business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Corporation:

     Galey & Lord, Inc.
     980 Avenue of the Americas
     New York, NY 10018-5443
     Attention:  Chairman and Chief Executive Officer

     If to Executive:

     John J. Heldrich, Jr.
     8120 Jett Ferry Road
     Atlanta, GA 30350

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     or to such other address as either party may have furnished to the other in writing according herewith, except that notices of change of address shall be effective only upon receipt.

          (f) "Severance Policy" means the policy providing for severance payments to salaried employees set forth in the Corporation's Policy Manual as in effect on the date of the Executive's termination of employment.

     15. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Executive's termination of employment.

     16. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

     17. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

     18. Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of Employee's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Executive and his heirs and personal representatives.

     19. This Agreement does not create, and shall not be construed as creating, any rights

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enforceable by any person not a party to this Agreement (except as provided in paragraphs 13 and 18).

     20. The headings of this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     21. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles thereof.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          GALEY & LORD, INC.



                                          By: /s/ Arthur C. Wiener
                                             ---------------------------------
                                               Name: Arthur C. Wiener
                                               Title: Chairman of the Board,
                                                      President and Chief
                                                      Executive Officer



                                             /s/ John J. Heldrich
                                          ------------------------------------
                                                 John J. Heldrich, Jr.

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